Exhibit 10.7
CONVERTIBLE PROMISSORY NOTE
DIGITAL VIDEO SYSTEMS, INC.

$186,000.00                                  Mountain View, California
                                             February 3, 1999


        FOR VALUE RECEIVED, DIGITAL VIDEO SYSTEMS, INC., a Delaware corporation ("Maker"), promises to pay to the order of Oregon Power Lending Institution ("Payee"), or as directed by Payee, on demand, in the manner and at the place hereinafter provided, the principal amount of One Hundred Eighty Six Thousand Dollars ($186,000.00), together with interest thereon, as hereafter described.

        Maker also promises to pay interest on the outstanding principal amount hereof from the date hereof at a rate of 10.0% per annum. All computations of interest shall be made on the basis of a 360-day year consisting of twelve thirty-day months. In no event shall the interest payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

        1. Payments. All payments of principal and interest in respect of this Note shall be made at a location within, and in lawful money of the United States of America by corporate check at 327 Castro Street, Suite 2, Mountain View, California 94041 or at such other place and in such other manner as shall be designated by Payee in a notice to Maker.

        2. Prepayments. This Note may be prepaid in whole or in part at any time without penalty. Each prepayment made pursuant to this Note shall be credited first on interest then due and the remainder on the principal; and interest shall thereupon cease to accrue upon the principal so credited. Upon prepayment of the entire principal amount hereof and all accrued but unpaid interest thereon, all obligations of Maker hereunder shall terminate, this Note shall be deemed canceled and all interest shall cease to accrue. The prepayment of this Note in no way impacts the terms of the Investment Agreement.

        3. Conversion Rights. Payee shall have the right, at any time, to convert all or any portion of the outstanding principal amount under this Note, together with all accrued and unpaid interest thereon, into fully paid and non-assessable shares of Maker's Series C Convertible Preferred Stock at the Conversion Price. The issuance of any such Series C Convertible Preferred Stock to Payee hereunder shall be in lieu of an equivalent amount of Payee's Second Tranche investment pursuant to Paragraph 2 of the Investment Agreement.

        4. Exercise of Conversion Rights. Payee may exercise its rights to convert all or any portion of the outstanding principal amount under this Note, together with all accrued and unpaid interest thereon, into shares of Series C Convertible Preferred Stock by surrendering this Note to Maker, at its principal office or such other office or agency maintained by Maker for that purpose, accompanied by a written notice of election to convert outstanding amount under this Note, or a specified portion of such amount (as provided in the notice), executed by Payee, which notice shall specify a Conversion Date. Notwithstanding the foregoing, this Note shall not be convertible into Series C Convertible Preferred Stock to the extent that upon such conversion, Payee will become the record owner (together with Preferred Stock or Common Stock already owned by it) of Series C Convertible Preferred Stock convertible in the aggregate into more than 20% of the Common Stock of Maker, until such time as the issuance of such Series C Convertible Preferred Stock issuable upon such a conversion is approved by the requisite number of shareholders of Maker as required under Nasdaq corporate governance rules.

        5. Conversion. As promptly as practicable after the surrender as herein provided of this Note for conversion and delivery of the written notice of election, Maker shall deliver or cause to be delivered certificates representing the number of fully paid and non-assessable shares of Series C Convertible Preferred Stock into which the outstanding principal amount under this Note or such portion hereof as may be subject to the written notice of election, together with all accrued and unpaid interest thereon, may be converted in accordance with the provisions hereof.

        6. Number of Shares; Conversion Calculation. The number of shares of Series C Convertible Preferred Stock shall be determined by dividing the amount to be converted by the Conversion Price on the applicable Conversion Date, calculated to the nearest share of Series C Convertible Preferred Stock. For the purpose of such calculation, fractions of less than 1/2 shall be disregarded and fractions of 1/2 or greater shall be rounded up to the next full share. If only a portion of the outstanding principal amount under the Note is used in such conversion, Maker shall execute and deliver to or upon the order of Payee, a new note evidencing the unused portion of the outstanding amount.

        7. Conversion Record Date. Any conversion of the outstanding principal and interest under this Note or any portion hereof shall be deemed to have been made at the close of the Business Day on or following the Conversion Date specified in the applicable written notice of election, so that the rights of Payee shall cease at such time and the person or persons entitled to receive any of the shares of Series C Convertible Preferred Stock upon conversion shall be treated for all purposes as having become the record holder or holders of such shares of Series C Convertible Preferred Stock at such time.

        8. Events of Default. The occurrence of the following shall constitute an "Event of Default":

        (a) failure of Maker to make any principal or interest payment under this Note when due on written demand; or

        (b) Maker shall file any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors, or an involuntary petition shall be filed under the Bankruptcy Code against Maker and such proceeding or case initiated by such petition shall remain undismissed or unstayed and in effect for a period of 60 days or more, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of Maker.

        9. Remedies. Upon the occurrence and during the continuance of any Event of Default, Payee may (i) by notice to Maker, declare the outstanding principal amount of this Note, together with accrued interest thereon, to be due and payable, and the outstanding principal amount of this Note, together with such interest, shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker) or (ii) chose, without waiving its right of acceleration, not to declare the outstanding principal amount of this Note, together with accrued interest thereon, to be due and payable.
If this Note is not paid in accordance with the terms hereof, Maker agrees to pay all costs and expenses of collection when incurred, including, without limitation, reasonable attorneys' fees and expenses and court costs.

        10. Definitions. The following terms in this Note shall have the following meanings (and any of such terms may be used in the singular or the plural):

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy" as now and hereinafter in effect, or any successor thereto.

        "Business Day" means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

        "Common Stock" means the Common Stock of Maker.

        "Conversion Date" means the date specified in any written notice of election to convert delivered by Payee, which date shall be no earlier than the date of actual delivery of such notice.

        "Conversion Price" means One Thousand Dollars ($1,000.00) per share of Series C Convertible Preferred Stock.

        "Investment Agreement" means a certain letter agreement dated as of October 15, 1998 between Maker and Payee pertaining to Payee's investment in securities of Maker.

        "Preferred Stock" means the convertible Series C Convertible Preferred Stock of Maker.

        11. Notices. All notices, requests, demands, and other communications under this Note shall be in writing and shall be deemed to have been delivered when delivered personally or mailed in a general or branch post office and enclosed in a registered or certified post-paid envelope or when sent by overnight courier, delivered to a telegraph company or when scanned graphically or otherwise by telegraphic communications equipment of the sending party and, in such case, addressed to the appropriate addresses stated below or to such other changed addresses the parties may have fixed by notice as provided herein:

If to Maker:            Digital Video Systems, Inc.
                        280 Hope Street
                        Mountain View; California 94041
                        Attn:  Chief Executive Officer
                        Phone: (650) 625-8200
                        Fax:   (650) 564-9694

And:                    Orrick, Herrington & Sutcliffe LLP
                        777 S. Figueroa Street, Suite 3200
                        Los Angeles, California 90017-5832
                        Attn:  Blase P. Dillingham, Esq.
                        Phone:  (213) 629-2020
                        Fax:    (213) 612-2499

If to Payee:            Oregon Power Lending Institution
                        327 Castro Street, Suite 2
                        Mountain View, California 94041
                        Attn:  Donald Baker
                        Phone: (650) 962-8991
                        Fax:   (650) 822-2907

        12. Governing Law. This Note and the rights and obligation of Maker and Payee hereunder shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principals of conflicts of law.

        13. Effect On Successors In Interest. This Note shall be binding upon and shall inure to the benefit of Maker and Payee and their respective successors and assigns.

        IN WITNESS THEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as of the date and at the place first written above.


                                           DIGITAL VIDEO SYSTEMS, INC.



                                   By:   /s/ Edward M. Miller, Jr.
                                        ______________________________
                                   Name:  Edward M. Miller, Jr.
                                  Title:  President & Chief Executive Officer